As filed with the Securities and Exchange Commission on January 10, 2006
Registration No. 333-129265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETSMART TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3680154 (I.R.S. Employer Identification No.)

3500 Sunrise Highway, Great River, NY 11739 (631) 968-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James L. Conway, CEO
Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739
(631) 968-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Nancy D. Lieberman, Esq.
Kramer, Coleman, Wactlar & Lieberman, P.C.
100 Jericho Quadrangle
Jericho, New York 11753
(516) 822-4820

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $.01 per share	945,735	$14.76(1)	$13,959,049	$1494
Common Stock, Par value $.01 per share (2)	147,003	$11.00(3)	$1,617,033	$173
Total Registration Fee				$1667 (4)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the average of the high and low sale prices of our common stock on October 24, 2005.

(2)
Issuable upon exercise of warrants to purchase shares of our common stock issued in connection with our private placement of units consisting of common stock and warrants which closed on October 14, 2005, as described in the selling securityholders section of this registration statement.

(3)	The registration fee for such securities has been calculated based on the exercise price of such warrants in accordance with Rule 457(g) promulgated under the Securities Act of 1933.
(4)	Previously paid.

Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also relates to such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, dividends and similar adjustments, in accordance with the antidilution provisions of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2006
PRELIMINARY PROSPECTUS

NETSMART TECHNOLOGIES, INC.

1,092,738 Shares of Common Stock

This prospectus relates to the disposition, from time to time, of up to 1,092,738 shares of our common stock by the holders of these shares named in this prospectus, whom we refer to as the “selling securityholders,” and their transferees. The shares may be offered directly, through agents on behalf of the selling securityholders and their transferees, or through underwriters or dealers.

The shares being offered by the selling securityholders were issued by us in three transactions:

o
In a private placement of units consisting of shares of our common stock and warrants to purchase shares of our common stock, on October 14, 2005, we issued 490,000 shares of our common stock and warrants to purchase up to an aggregate of 147,003 shares of our common stock to the investors and the placement agent in that private offering.

o	In connection with our acquisition by merger of CMHC Systems, Inc., on September 28, 2005, we issued an aggregate 435,735 shares of our common stock to former securityholders of CMHC.

o	In connection with our acquisition of the business of ContinuedLearning, on April 28, 2005, we issued 20,000 shares of our common stock.

We are registering the shares to provide the selling securityholders with freely tradable securities.

We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price upon exercise of the warrants. We have agreed to bear the expenses in connection with the registration and sale of the shares, except for selling commissions. We estimate these expenses to be $40,000.

Our common stock is currently traded on the NASDAQ SmallCap Market under the symbol “NTST.” On January 6, 2006, the closing price for our common stock, as reported by NASDAQ, was $12.92 per share.

The securities offered in this prospectus involve a high degree of risk.
You should carefully read and consider the “Risk Factors,” commencing on
Page 3, for information that should be considered in determining whether to purchase any of the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ILLINOIS RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS, NOR HAS THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF LLINOIS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2006

As used in this prospectus, the terms “we,” “us,” “our,” and “Netsmart” mean Netsmart Technologies, Inc. and its subsidiaries, unless otherwise specified.

We are incorporated under the laws of the state of Delaware. Our executive offices are located at 3500 Sunrise Highway, Great River, New York 11739 and our telephone number is (631) 968-2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THESE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

RISK FACTORS

The securities offered in this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the securities. Prior to making an investment decision, you should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors.

Because we are particularly dependent upon government contracts, any decrease in funding for entitlement programs could result in decreased revenue.

We market our health information systems principally to behavioral health facilities, many of which are operated by state and local government entities and include entitlement programs. During 2004, 2003 and 2002, we generated 49%, 57% and 52%, respectively, of our revenue from contracts that are directly or indirectly with government agencies. Government agencies generally have the right to cancel certain contracts at their convenience. Our ability to generate business from government agencies is affected by funding for entitlement programs, and our revenue would decline if state agencies reduce this funding.

Changes in government regulation of the health care industry may adversely affect our revenue, operating expenses and profitability.

Our business is based on providing systems for behavioral and public health organizations in both the public and private sectors. The federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services, and our systems are designed to provide information based on these requirements. The adoption of new regulations can have a significant effect upon the operations of health care providers, particularly those operated by state agencies. Furthermore, changes in regulations in the health care field may force us to modify our health information systems to meet any new record-keeping or other requirements and may impose added costs on our business. If that happens, we may not be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, any failure of our systems to comply with new or amended regulations could result in reductions in our revenue and profitability.

If we are not able to take advantage of technological advances, we may not be able to remain competitive and our revenue may decline.

Our customers require software which enables them to store, retrieve and process very large quantities of data and to provide them with instantaneous communications among the various data bases. Our business requires us to take advantage of recent advances in software, computer and communications technology. This technology has been developing at rapid rates in recent years, and our future may be dependent upon our ability to use and develop or obtain rights to products utilizing such technology. New technology may develop in a manner which may make our software obsolete. Our inability to use or develop new technology would have a significant adverse effect upon our business.

We may have difficulty competing with larger companies that offer similar services, which may result in decreased revenue.

Our customers in the human services market include entitlement programs, managed care organizations and specialty care facilities which have a need for access to information over a distributed data network. Each of the software industry, in general, and the health information software business in particular, is highly competitive. Other companies have the staff and resources to develop competitive systems. We may not be able to compete successfully with such competitors. The health information systems business is served by a number of major companies and a larger number of smaller companies. We believe that price competition is a significant factor in our ability to market our health information systems and services, and our inability to offer competitive pricing may impair our ability to market our systems and services.

If we are unable to protect our intellectual property, our competitors may gain access to our technology, which could harm our ability to successfully compete in our market.

We have no patent protection for our proprietary software. We rely on copyright protection for our software and non-disclosure and secrecy agreements with employees and third parties to whom we disclose information. This protection does not prevent our competitors from independently developing products similar or superior to our products and technologies. To further develop our services or products, we may need to acquire licenses for intellectual property. These licenses may not be available on commercially reasonable terms, if at all. Our failure to protect our proprietary technology or to obtain appropriate licenses could have a material adverse effect on our business, operating results or financial condition. Since our business is dependent upon our proprietary products, the unauthorized use or disclosure of this information could harm our business.

We cannot guarantee that in the future, third parties will not claim that we infringed their intellectual property. Asserting our rights or defending against third party claims could involve substantial costs and diversion of resources, which could materially and adversely affect our financial condition.

Government programs may suggest or mandate initiatives that could impact our ability to sell our products.

A major initiative being pushed by President Bush and the Department of Health and Human Services is the National Electronic Health Record. The federal government is promoting this platform and technology which is based on supplying “freeware” to any agency who desires; however, support is not supplied. This initiative competes with the private for profit Health Information Systems vendor community and could adversely affect our ability to sell our products and our financial results.

The covenants in our loan agreement restrict our financial and operational flexibility, including our ability to complete additional acquisitions, invest in new business opportunities, pay down certain indebtedness or declare dividends.

Our term loan agreement contains covenants that restrict, among other things, our ability to borrow money, make particular types of investments, including investments in our subsidiaries, make other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. An event of default under our loan agreement could allow our lender to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our consolidated assets to secure the debt under our loan agreement. If the amounts outstanding under the loan agreement were accelerated, the lender could proceed against those consolidated assets. Any event of default, therefore, could have a material adverse effect on our business. The loan agreement also requires us to maintain specified financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will continue to meet those ratios. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default.

We have only paid one cash dividend after getting our lender’s consent and we do not anticipate paying any further cash dividends on our common stock in the foreseeable future. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business. Consequently, investors cannot rely on the payment of dividends to increase the value of their investment in us. In addition, our loan agreement prohibits us from paying cash dividends without the prior consent of the lender.

Our growth may be limited if we cannot make acquisitions.

A part of our business strategy is to acquire other businesses that are related to our current business. These acquisitions may be made with cash or securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or issue equity, which could dilute our earnings or the book value per share of our common stock. Our stock price may adversely affect our ability to make acquisitions for equity or to raise funds for acquisitions through the issuance of equity securities. If we fail to make any acquisitions, our future growth may be limited. As of the date hereof, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

We may be unable to effectively integrate CMHC Systems, Inc. or any other acquisitions, which may disrupt or have a negative impact on our business.

In September 2005, we consummated a merger with CMHC Systems, Inc., pursuant to which CMHC has become our wholly-owned subsidiary. We may have difficulty integrating CMHC’s personnel and operations with our own and we may have the same difficulty with any other acquisitions we may make. In addition, the key personnel of any acquired business may not be willing to work for us, and its officers may exercise their rights to terminate their employment with us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses.

Because we are dependent on our management, the loss of key executive officers could disrupt our business and our financial performance could suffer.

Our business is largely dependent upon our senior executive officers, Messrs. James L. Conway, our chief executive officer, Gerald O. Koop, our president, and Anthony F. Grisanti, our chief financial officer. Although we have employment agreements with certain of these officers, the employment agreements do not guarantee that those officers will continue as our employees, and each of those officers has the right to terminate his employment on 90 days notice. Our agreements with Messrs. Conway and Grisanti are scheduled to expire on December 31, 2006. In addition, Mr. Koop’s employment agreement expired on December 31, 2005, following which he is expected to continue to work with us for a six-year period pursuant to our Executive Retirement, Non-Competition & Consulting Plan dated April 1, 2004. Our business may be adversely affected if any key management personnel or other key employees left our employ.

The employment contracts with our executive officers and provisions of Delaware law may deter or prevent a takeover attempt and may reduce the price investors might be willing to pay for our common stock.

The employment contracts between us and each of James Conway and Anthony Grisanti provide that in the event there is a change in control of our company, the employee has the option to terminate his employment agreement. Upon such termination, each of Messrs. Conway and Grisanti has the right to receive a lump sum payment equal to his compensation for a 36 month period.

In addition, Delaware law restricts business combinations with stockholders who acquire 15% or more of a company’s common stock without the consent of the company’s board of directors.

These provisions could deter or prevent a takeover attempt and may also reduce the price that investors might be willing to pay in the future for shares of our common stock.

Any issuance of preferred stock may adversely effect the voting power and equity interest of our common stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock. The preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may issue such shares in the future. If we issue preferred stock in a manner which dilutes the voting rights of the holders of our common stock, our listing on The Nasdaq SmallCap Market may be impaired.

Shares may be issued pursuant to options and warrants which may adversely affect the market price of our common stock.

We may issue stock upon the exercise of options to purchase shares of our common stock pursuant to our long term incentive plans, under which options to purchase 960,967 shares were outstanding at January 1, 2006 and upon the exercise of the warrants registered by the registration statement of which this prospectus forms a part. The exercise of these options and the sale of the underlying shares of common stock may have an adverse effect upon the price of our common stock.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described in this prospectus under "Risk Factors," and those described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, government regulations and requirements, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect unanticipated events or circumstances after the date of this prospectus.

USE OF PROCEEDS

The proceeds from the sale of the shares by the selling securityholders will belong to the individual selling securityholder. We will not receive any of the proceeds from the sale of the shares. We will, however, receive the exercise price of the warrants upon their exercise. If all of the warrants are exercised in full, we will receive gross proceeds of $1,617,033. We cannot assure you that any warrants will be exercised. We expect to utilize any amounts that we receive upon the exercise of the warrants for new product development, sales and marketing expenditures, potential acquisitions and general corporate purposes. Our management will have broad discretion to determine the use of any proceeds.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The Nasdaq SmallCap Market under the symbol NTST. Set forth below is the reported high and low sales prices of our common stock for each quarterly period set forth below:

Quarter Ended	High	Low

December 31, 2005	$15.00	$12.17
September 30, 2005	12.50	8.94
June 30, 2005	9.74	8.50
March 31, 2005	10.27	8.28

December 31, 2004	9.25	7.30
September 30, 2004	10.00	6.07
June 30, 2004	13.85	7.11
March 31, 2004	18.70	11.49

December 31, 2003	19.85	8.45
September 30, 2003	10.90	5.15
June 30, 2003	5.53	4.00
March 31, 2003	6.00	3.53

As of December 1, 2005, there were approximately 2,900 beneficial owners of our common stock. The closing price of our common stock was $12.92 per share on January 6, 2006. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

DIVIDEND POLICY

In July 2003, with our lender’s consent, we paid a one-time cash dividend of $.10 per share. We do not anticipate paying additional cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings for the development and expansion of our business and for acquisitions. In addition, we are a party to a loan agreement which prohibits us from paying cash dividends without the prior consent of our lender.

SELLING SECURITYHOLDERS

We have agreed to register 490,000 shares of common stock and 147,003 shares of common stock underlying warrants issued to certain investors and the underwriter in our private placement offering consummated on October 14, 2005. The warrants have an exercise price of $11.00 per share.

Griffin Securities, Inc. acted as placement agent in connection with our private placement. As compensation, Griffin received cash placement agent fees and warrants to purchase 24,500 shares of our common stock, which is equal to 5% of the common stock issued to the investors that they introduced to us. Griffin’s warrant has the same terms as the investors’ warrants. Griffin is selling the shares of common stock issuable upon the exercise of its warrant.

We have also agreed to register 435,735 shares of common stock issued to former securityholders of CMHC Systems, Inc. and 20,000 shares of common stock issued to the owner of ContinuedLearning. The registration of these shares is required by the terms of those acquisitions.

None of the selling stockholders, nor any of their respective officers or directors, has had any position, office or other material relationship with us or our predecessors or affiliates within the past three years, except as described in the preceding paragraphs. None of the selling securityholders, other than Griffin Securities, is a registered broker-dealer or an affiliate of a broker-dealer.

We have agreed to pay all of the expenses in connection with the registration and sale of common stock (other than underwriting discounts and selling commissions) and the fees and expenses of counsel and other advisors to the selling securityholders. We will not receive any proceeds from the sale of any of the securities by the selling securityholders, except for the exercise price paid in connection with any exercise of warrants.

The information included below is based upon information provided by the selling securityholders. Because the selling securityholders may offer all, some, or none of their shares, the “after sale” column of the table assumes the sale of all of their shares offered by this prospectus; however, we do not know that this will actually occur. Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

Selling Securityholder	Shares owned prior to sale	Number of Shares offered hereby	Amount and nature of beneficial ownership of common stock after sale of the securities
			Number	Percent
Lance Malvin and Partners, Inc.(1)	2,553	2,553	0	0
Mark Ahn(1)	2,553	2,553	0	0
Mosaix Ventures LP (2)	371,875	371,875	0	0
Ranjan Lal(3)	61,980	61,980	0	0
Solomon Strategic Holdings, Inc. (4)	5,104	5,104	0	0
Sterling Securities Int’l Ltd.(5)	10,205	10,205	0	0
The Tail Wind Fund Ltd. (6)	61,252	61,252	0	0
Investment Strategies Fund LP (7)	20,418	20,418	0	0
Cordillera Fund, LP (8)	76,563	76,563	0	0
Griffin Securities, Inc. (9)	24,500	24,500	0	0
Sheree Graves	20,000	20,000	0	0
John Paton	347,192	347,192	0	0
R. Douglas Paton	4,969	4,969	0	0
George Foster	4,969	4,969	0	0
William Morse	452	452	0	0

Selling Securityholder	Shares owned prior to sale	Number of Shares offered hereby	Amount and nature of beneficial ownership of common stock after sale of the securities
			Number	Percent
Finova Mezzanine Capital Inc.(10)	18,580	18,580	0	0
Commerce Capital, L.P.(11)	7,960	7,960	0	0
Alistair John Deacon	11,328	11,328	0	0
668534 Alberta, Ltd.(12)	14,478	14,478	0	0
Paul H. Earley	21,092	21,092	0	0
Mary Sweeney	2,397	2,397	0	0
Stephen E. Richard	959	959	0	0
Michael J. Glaser	1,119	1,119	0	0
Debra Butler	240	240	0	0

(1)
Camille Froidevaux has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 511 shares of common stock underlying warrants issued to the selling securityholder in our private placement consummated on October 14, 2005.

(2)
Ranjan Lal has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 74,375 shares of common stock underlying warrants issued to the selling securityholder in our private placement consummated on October 14, 2005.

(3)
The shares offered by the selling securityholder include 12,396 shares of common stock underlying warrants issued to the selling securityholder in our private placement consummated on October 14, 2005.

(4)
Andrew P. Mackellar has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 1,021 shares of common stock underlying warrants issued to the selling securityholder in our private placement consummated on October 14, 2005.

(5)
Chris Bonvini has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 2,041 shares of common stock underlying warrants issued to the selling securityholder in our private placement consummated on October 14, 2005.

(6)
David Crook has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 12,251 shares of common stock underlying warrants issued to the selling securityholder in our private placement consummated on October 14, 2005. Mr. Crook disclaims beneficial ownership of the securities owned by the selling securityholder.

(7)
Matthew Shefler has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 4,084 shares of common stock underlying warrants issued to the selling securityholder in connection with our private placement consummated on October 14, 2005.

(8)
Jim Andrew has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder include 15,313 shares of common stock underlying warrants issued to the selling securityholder in connection with our private placement consummated on October 14, 2005.

(9)
Adrian Stecyk has dispositive and voting power with respect to the shares owned by the selling securityholder, the warrants owned by the selling securityholder and the shares underlying the warrants owned by the selling securityholder. The shares offered by the selling securityholder consist of 24,500 shares of common stock underlying warrants issued to the selling securityholder in connection with our private placement consummated on October 14, 2005.

(10)	Patrick M. Cornell and Jeffrey D. Weiss share dispositive and voting power with respect to the shares owned by the selling securityholder.
(11)	Andy Higgins and Rudy Ruark share dispositive and voting power with respect to the shares owned by the selling securityholder.
(12)	John Truwhitt has dispositive and voting power with respect to the shares owned by the selling securityholder.

PLAN OF DISTRIBUTION

Our shares are traded on the Nasdaq SmallCap Market under the symbol “NTST.” On behalf of the selling securityholders, we are registering the shares of common stock issued or issuable to the selling securityholders. The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

o
transactions on The Nasdaq Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the warrants and our preferred stock and common stock may be listed or quoted at the time of sale;

o	in the over-the-counter market;
o	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
o	in connection with short sales of the shares;
o	by pledge to secure or in payment of debt and other obligations;
o	through the writing of options, whether the options are listed on an options exchange or otherwise;
o	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
o	through a combination of any of the above transactions.

The selling securityholders and their respective successors, including their transferees, pledgees or donees or their successors, may sell common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the issued and outstanding shares of common stock or the shares of stock issuable upon exercise of warrants may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares are not being offered in any jurisdiction where the offer is not permitted.

EXPERTS

The consolidated financial statements of Netsmart Technologies, Inc., and subsidiary appearing in our company’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Marcum & Kliegman LLP, our independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon reports given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CMHC Systems, Inc. and subsidiary as of March 31, 2005 and 2004, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that the Company’s consolidated balance sheet as of March 31, 2004 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended have been restated.

The reviewed financial statements and schedules of CMHC Systems, Inc. and subsidiary as of June 30, 2005 and 2004, and for the three month periods then ended, have been incorporated by reference herein in reliance upon the report of Saltz, Shamis & Goldfarb, Inc., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and review services

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kramer, Coleman, Wactlar & Lieberman, P.C., Jericho, New York.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding companies, including our company, that file electronically with the SEC at the address “http://www.sec.gov.”

Stock Market. Our common stock is listed on The Nasdaq SmallCap Market. Material filed by us can also be inspected and copied at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

Netsmart. We will provide you without charge, upon your request, a copy of any or all reports, proxy statements and other documents filed by us with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to us at our executive offices:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, NY 11739
Attn: James L. Conway
Telephone number: (631) 968-2000
www.csmcorp.com

We are incorporated under the laws of the state of Delaware.

Information Incorporated by Reference. The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus,
•	we can disclose important information to you by referring you to those documents, and
•	information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 18, 2005;
•	Our annual report on Form 10-K/A for the fiscal year ended December 31, 2004 filed with the SEC on December 9, 2005;
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 11, 2005;
•	Our quarterly report on Form 10-Q/A for the quarter ended March 31, 2005 filed with the SEC on December 9, 2005;
•	Our quarterly report on Form 10-Q/A for the quarter ended March 31, 2005 filed with the SEC on January 10, 2006;
•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC on August 10, 2005;
•	Our quarterly report on Form 10-Q/A for the quarter ended June 30, 2005 filed with the SEC on December 9, 2005;
•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on November 11, 2005;
•	Our quarterly report on Form 10-Q/A for the quarter ended September 30, 2005 filed with the SEC on December 9, 2005;
•	Our proxy statement on Schedule 14A filed with the SEC on May 26, 2005;
•	Our current report on Form 8-K filed with the SEC on May 3, 2005;
•	Each of the two current reports on Form 8-K filed with the SEC on June 21, 2005;
•	Our current report on Form 8-K filed with the SEC on July 14, 2005;
•	Our current report on Form 8-K filed with the SEC on September 22, 2005;
•	Our current report on Form 8-K filed with the SEC on September 30, 2005;
•	Our current report on Form 8-K filed with the SEC on October 14, 2005;
•	Our current report on Form 8-K filed with the SEC on October 17, 2005;
•	Our current report on Form 8-K/A filed with the SEC on December 9, 2005;
•	Our current report on Form 8-K/A filed with the SEC on January 10, 2006; and
•	The description of our common stock contained in our registration statement on Form 8-A, declared effective on August 13, 1996.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, any selling securityholder or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, except as otherwise contemplated by the rules and regulations of the Securities and Exchange Commission, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

1,092,738 Shares of COMMON STOCK NETSMART TECHNOLOGIES, INC. PROSPECTUS ______________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses of the distribution, all of which are to be borne by us, are as follows:

SEC Registration Fee	$1,667
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$25,000
Miscellaneous	$3,333
Total	$40,000

Item 15. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Article EIGHTH of our Restated Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We also maintain directors and officers’ liability insurance. This insurance covers any person who has been or is an officer or director of us or any of our subsidiaries for all expense, liability and loss (including attorneys’ fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

Item 16. Exhibits.

Number	Description

4.1	Specimen Common Stock Certificate - incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 (333-104565), filed on April 16, 2003
4.2	Form of Warrant*
4.3	Form of Subscription Agreement between Netsmart Technologies, Inc. and Private Placement purchasers, including amendment.*
5	Opinion of Kramer, Coleman, Wactlar & Lieberman, P.C. (included in consent filed as Exhibit 23.2)*
10.1	Letter Agreement between Griffin Securities, Inc. and Netsmart Technologies, Inc. dated as of August 9, 2005*
10.2	Letter Agreement between Griffin Securities, Inc. and Netsmart Technologies, Inc. dated as of October 11, 2005*
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent and opinion of Kramer, Coleman, Wactlar & Lieberman, P.C.*
23.3	Consent of KPMG LLP
23.4	Consent of Saltz, Shamis & Goldfarb
24	Powers of Attorney *

*	previously filed

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report to securityholders that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)    Each prospectus filed by the registrant pursuant to Securities Act Rule 424(b)(3) (§230.424(b)(3)) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)    Each prospectus required to be filed pursuant to Securities Act Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7)) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(3)    Each prospectus filed pursuant to Securities Act Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Securities Act Rule 430B or other than prospectuses filed in reliance on Securities Act Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Islip, State of New York, this 10th day of January, 2006.

NETSMART TECHNOLOGIES, INC.

By:	/s/ JAMES L. CONWAY

Name: James L. Conway Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed on January 10, 2006 by the following persons in the capacities indicated.

/s/James L. Conway	Chief Executive Officer and Director
James L. Conway	(Principal Executive Officer)

/s/Gerald O. Koop*	President and Director
Gerald O. Koop

/s/Anthony F. Grisanti	Chief Financial Officer, Treasurer and Secretary
Anthony F. Grisanti	(Principal Accounting Officer and Principal Financial Officer)

/s/John F. Philips*	Vice President and Director
John F. Phillips

Director
Yacov Shamash

/s/Joseph C. Sicinski *	Director
Joseph C. Sicinski

/s/Francis J. Calcagno*	Director
Francis J. Calcagno

/s/John S.T. Gallagher*	Director
John S.T. Gallagher

* By James L. Conway, Attorney-in-Fact

Exhibit Index

Number	Description

4.1	Specimen Common Stock Certificate - incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 (333-104565), filed on April 16, 2003
4.2	Form of Warrant*
4.3	Form of Subscription Agreement between Netsmart Technologies, Inc. and Private Placement purchasers, including amendment*
5	Opinion of Kramer, Coleman, Wactlar & Lieberman, P.C. (included in consent filed as Exhibit 23.2)*
10.1	Letter Agreement between Griffin Securities, Inc. and Netsmart Technologies, Inc. dated as of August 9, 2005*
10.2	Letter Agreement between Griffin Securities, Inc. and Netsmart Technologies, Inc. dated as of October 11, 2005*
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent and opinion of Kramer, Coleman, Wactlar & Lieberman, P.C.*
23.3	Consent of KPMG LLP
23.4	Consent of Saltz, Shamis & Goldfarb
24	Powers of Attorney (set forth on the signature page of this registration statement on Form S-3)*

*	previously filed